Exhibit 10.37

SUBLEASE AGREEMENT

THIS SUBLEASE AGREMENT (“Sublease”) is made this         day of January, 2019, by and between State Farm Mutual Automobile Insurance Company, an Illinois corporation (hereinafter referred to as "Sublandlord"), and Molecular Templates, Inc., a Delaware corporation (hereinafter referred to as "Subtenant").

RECITALS

A. Sublandlord and Subtenant acknowledge the lease dated August 20, 2013 and any amendments (a copy of which is attached hereto as Exhibit “A”) made by and between SFT INS (TX), LLC. as Landlord (“Landlord”) and State Farm Mutual Automobile Insurance Company as Tenant (“Master Lease”). Subtenant represents it has read and is familiar with the terms of the Master Lease. Sublandlord acknowledges its continuing obligations under the Master Lease and that Subtenant has no obligations under the Master Lease.

B. Sublandlord wishes to sublease to Subtenant and Subtenant wishes to sublease from Sublandlord the space containing approximately 57,085 rentable square feet (“Premises”), depicted in Exhibit “B” incorporated herein, located in the building (the “Building”) commonly known as 8900 Amberglen Blvd., Austin, Texas, 78729 (the Building and the land on which the Building is located, collectively, the “Property”), and together, in common with other tenants, the common areas serving the Property, including the lobby area of the building, lunch room area on the first floor, shared access to common area break rooms located on the third floor, common corridors, exterior walk ways and roadways and parking facilities, pursuant to the terms and conditions below.

AGREEMENT

Sublandlord and Subtenant agree:

1.

Sublease Term. The term of this Sublease (“Sublease Term”) shall commence on the date (the “Sublease Commencement Date”) which is the latest to occur of (1) the execution and delivery of this Sublease by the parties hereto (2) delivery of vacant possession of the Premises to Subtenant in the condition required by the terms of this Sublease together with the furnishings and equipment (collectively “FF&E”) set forth on Exhibit “C” hereto, (3) receipt by Subtenant of the Consent (as defined in Section 34 hereof), and (4) receipt by Subtenant of the Recognition Agreement (as defined in Section 34 hereof), and shall expire on August 30, 2028 (the “Expiration Date”). Subtenant may elect to waive the delivery of the Recognition Agreement as a condition to Sublease Commencement Date. If the Recognition Agreement has not been received by the Subtenant within thirty (30) days following execution and delivery of the Sublease, Subtenant shall elect to (1) waive the delivery of the Recognition agreement as a condition to Sublease Commencement Date or (2) terminate the Sublease with no penalty.

2.

Delivery of Premises. (a) If Sublandlord is unable to deliver possession of the Premises to Subtenant on the Sublease Commencement Date of the term hereof, Sublandlord shall not be subject to any liability for the failure to deliver possession on said date except as hereinafter provided, and such failure shall not affect the validity of this Sublease or the obligations of Subtenant hereunder or extend the term hereof, but the Rent reserved shall not commence to accrue until possession of the Premises is tendered to Subtenant. If Sublandlord cannot deliver possession of the Premises within ninety (90) days of the execution of this Sublease, unless said delays are caused by the Subtenant or by events described in Section 36, then Subtenant shall have the option to terminate this Sublease with no penalty and all amounts paid or deposited by Subtenant hereunder shall be promptly refunded or returned by Sublandlord.

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(b) The Premises shall be delivered to Subtenant vacant and broom cleaned except that the FF&E shall be in the Premises on the Sublease Commencement Date.  Sublandlord shall ensure that the Premises is delivered to Subtenant in compliance with all applicable laws on the Sublease Commencement Date and all building systems, including without limitation, plumbing, heating, electrical, air-conditioning, and equipment shall be in good working order.

3.

Subtenant Allowance; Test Fit Allowance; Demising Work. (a) As an inducement for Subtenant to enter into this Sublease, Sublandlord shall provide Subtenant with a construction allowance in the amount of $1,997,975.00. The allowance is intended to be applied to all costs incurred by Subtenant in connection with the build-out of the Premises for Subtenant’s intended use (all such work and improvements collectively, “Subtenant’s Work”) including, but not limited to, space planning, architectural and engineering fees, actual construction material and labor, data and IT system design, equipment and cabling, and a supervision fee for Subtenant’s construction manager(s). Subtenant may utilize up to $171,255.00 of the allowance towards moving expenses and for furnishings, fixtures, equipment and lab equipment to be installed or used in the Premises. The allowance (“Sublandlord's Contribution”) shall be payable (as hereinafter provided) against requisitions therefor accompanied by (i) a list specifying in reasonable detail the work performed for which such requisition is being submitted and the portion of the amount of such requisition allocated to each such item of work and (ii) waivers of mechanics liens for all work for which such installment of Sublandlord's Contribution   has been requisitioned, from each contractor, sub-contractor, vendor and supplier of labor and material for whom such installment of Sublandlord's Contribution is being requisitioned. Sublandlord shall make the payments associated with each requisition within thirty (30) days of its receipt of the requisition and supporting documentation. Payments on account of Sublandlord's Contribution shall be payable more frequently than monthly.   Any remaining portion of the Allowance not disbursed within twelve (12) months following the Sublease Commencement Date shall be forfeited

(b) In addition to Sublandlord’s Contribution, Sublandlord, at Sublandlord’s sole cost and expense, shall reimburse Subtenant for a test fit allowance (“Test-Fit Allowance”) equal to $5,708.50, outside of the Sublandlord’s Contribution. The Test-Fit Allowance shall be paid to Subtenant within thirty (30) days of a requisition therefor.

(c) At the request of Sublandlord, Subtenant has agreed to construct the walls and associated points of ingress and egress for access and fire safety necessary to demise the Premises from the balance of the 3rd floor of the Building (such work, the “Demising Work”). Sublandlord and Subtenant agree that the estimate attached hereto as Exhibit “D” annexed hereto is a reasonable and fair estimate of the cost of the Demising Work.  In consideration of Subtenant’s agreement to perform the Demising Work at Sublandlord’s request, Sublandlord shall pay to Subtenant the sum of $115,532.00 (the “Demising Work Cost”) which is sum reflected on Exhibit “D”.  Sublandlord shall pay the Demising Work Cost to Subtenant within ninety (90) days following the Commencement Date. Subject to Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Subtenant shall have the right to store materials necessary for the Demising Work outside of the Premises, provided that the storage does not unreasonably interfere with any other tenants.  Subtenant shall not be obligated to perform the work during non-business hours. Sublandlord shall provide Subtenant with access to the adjoining space for purposes of the performance of the Demising Work during normal business hours.

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4.

Temporary Space. No later than March 1, 2019, Sublandlord shall provide Subtenant with temporary space (“Temporary Space”) on a Wing on the 3rd floor. The exact location of the Temporary Space is outlined on “Exhibit J” annexed hereto. Subtenant shall have the right to use and occupy the Temporary Space from the date the Temporary Space is delivered to Subtenant until thirty (30) days following the substantial completion of Subtenant’s Work (such period, the “Temporary Occupancy Period”).   During the Temporary Occupancy Period, Subtenant shall have no obligation to pay any rent or other charge with respect to the Temporary Space except that Subtenant shall pay its pro-rata share of Operating Expenses (as hereinafter defined) based on the rentable square footage of the Temporary Space.  Subtenant shall have no obligation to make any repairs or performance any maintenance with respect to the Temporary Space and the same shall be provided by Sublandlord as if the Temporary Space was the Premises demised hereunder. The Temporary Space shall be built out with offices and/or desk areas sufficient for Subtenant’s normal business operations.   Sublandlord shall provide Subtenant with reasonable access to the Temporary Space to inspect the same. All building systems and equipment servicing the Temporary Space shall be in proper working order on the delivery date. Sublandlord shall provide all Landlord Services to the Temporary Space during the Temporary Occupancy Period, including without limitation, heating, ventilation, air conditioning, electricity and janitorial services.

5.

Generator. Subtenant shall have the right to use the area identified on Exhibit “E” attached hereto for the installation and maintenance of a backup generator to be installed by Subtenant, for Subtenant’s exclusive use throughout the term of this Sublease. Sublandlord shall permit the use of such space at no additional cost or expense to Subtenant. Sublandlord shall provide Subtenant with access to and through such portions of the Building, including without limitation the basement, walls and roof, for the installation and maintenance of such equipment, wiring and conduits necessary to connect the generator to the Premises and the electrical supply of the Building. To the extent that the generator is not considered property of the Landlord upon installation pursuant to the terms of the Master Lease, Subtenant, at Subtenant’s sole cost and expense, shall be responsible for the removal of the generator on or before the Expiration Date and any reasonable cost associated with the restoration needed to the area the generator was located. Notwithstanding the foregoing, in the event Subtenant enters into a direct lease with Landlord for occupancy of the Premises or another portion of the Building following the Expiration Date, Subtenant shall have no obligation to remove the generator.

6.

Use. Subtenant will use and occupy the Premises during the Sublease Term for general office, laboratory use for research and development and storage purposes and in accordance with Section Article 4 of the Master Lease, and for no other purpose (provided that no laboratory classified as a BSL-3 or BSL-4 shall be permitted) and in all cases in accordance with Law, including any hazardous waste or medical waste rules and regulations promulgated by Sublandlord or any applicable governmental authority (collectively, the “Permitted Use”), Sublandlord acknowledges that it is not the intent of this Section 6 to prohibit Subtenant from using the Premises for the Permitted Use. Subtenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is in accordance with applicable Hazardous Materials Law (as defined in Section 16). Subtenant agrees to deliver to Sublandlord prior to the Sublease Commencement Date a list identifying each type of Hazardous Materials (as defined in Section 16) to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises ("Hazardous Materials List"). Upon request of Sublandlord, Subtenant shall deliver to Sublandlord an updated Hazardous Materials List within thirty (30) days following Sublandlord’s request, provided that Sublandlord shall not make such request more than once per calendar year during the Sublease Term (unless required by applicable legal requirements or in connection with a specific transaction involving the Premises). On request,

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Subtenant shall deliver to Sublandlord true and correct copies of the permits, approvals, reports and material correspondence, and storage and management plans relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by Subtenant at the Premises, including plans relating to the installation of any storage tanks containing Hazardous Materials to be installed in or under the Premises (provided, said installation of tanks shall only be permitted after Sublandlord has given its written consent to do so, which consent shall be given in accordance with Section 6). At any time following Subtenant's receipt of a request from Sublandlord, Subtenant shall promptly complete a "hazardous substances questionnaire" (excluding confidential information, unless Sublandlord and Subtenant enter into a commercially reasonable non-disclosure agreement with respect to such confidential information) using the form then-provided by Sublandlord to the extent the same is reasonably satisfactory to Subtenant. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Subtenant in or about the Premises or the Property and Subtenant’s use of the Premises shall comply with all applicable Hazardous Materials Law. Subtenant shall give written notice to Sublandlord as soon as reasonably practicable of (A) any communication received by Subtenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (B) any disposal, release or threat of release of Hazardous Materials on, under, from or about the Building or the Property of which Subtenant is aware.

7.

Subtenant will, at Subtenant’s sole cost and expense, comply with all applicable federal, state and local laws, ordinances, rules and regulations, court orders, governmental directives and governmental orders relating to, affecting, or arising out of Subtenant’s specific use and specific manner of occupancy of the Premises as opposed to mere office use. Subtenant shall use commercially reasonable efforts to not create any nuisance, commit waste, or unreasonably interference with or unreasonably disturb any other tenants or occupants of the Property. Sublandlord shall use commercially reasonable efforts to prevent and/or rectify any nuisance, waste or unreasonable interferences with or unreasonable disturbances of Subtenant by Sublandlord or any other tenants, subtenants or occupants of the Property.  It is expressly acknowledged and agreed that the foregoing shall not prohibit Subtenant from installing and using the generator discussed in Section 5 nor Subtenant’s use of the Premises for the permitted hereunder. Subtenant shall not in any manner deface or injure the exterior portion of the Building (excluding penetrations of the exterior and roof of the Building associated with the installation of the generator, Supplemental HVAC (as hereinafter defined) and roof exhaust stacks) or overload any floor of the Premises. Subtenant shall do nothing nor permit anything to be done to its knowledge that would cause the Master Lease to be breached or terminated.  Subtenant shall do nothing that may cause Sublandlord’s insurance premiums to increase, or cause Sublandlord’s insurance to be canceled, after giving effect in such policies to Subtenant’s use and occupancy of the Premises pursuant to the terms hereof, including the use of the Premises for laboratory purposes. If, solely as a result of Subtenant’s acts (which acts shall be other than the mere use of the Premises for the uses permitted hereunder), the rate of insurance imposed on Sublandlord or on the Property or its contents increases then, Subtenant shall pay to Sublandlord the amount of such increase on demand.

8.

Rent. Subtenant will pay Sublandlord rent in lawful money of the United States of America (“Base Rent”) which shall be legal tender at the time of payment, in advance on the first day of each calendar month during said term, at the office of Sublandlord or at such other place as Sublandlord may from time to time so designate in writing, as follows:

(i)

For the period commencing the Rent Commencement Date (as hereinafter defined) through and including the last day of the fourth calendar month following the Rent Commencement Date, all Base Rent payable hereunder shall be abated;

(ii)

For the period from the fifth calendar month following the Rent Commencement Date through the day immediately preceding the first anniversary of the Rent Commencement Date, the sum of $1,284,412.50 per annum payable in equal monthly installments of $107,034.38 per month;

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(iii)

For the period first anniversary of the Rent Commencement Date through the day immediately preceding the second anniversary of the Rent Commencement Date, the sum of $1,327,226.25 per annum payable in equal monthly installments of $110,602.19 per month;

(iv)

For the period from the second anniversary of the Rent Commencement Date through the day immediately preceding the third anniversary of the Rent Commencement Date, the sum of $1,370,040.00 per annum payable in equal monthly installments of $114,170.00 per month;

(v)

For the period from the third anniversary of the Rent Commencement Date through the day immediately preceding the fourth anniversary of the Rent Commencement Date, the sum of $1,412,853.75 per annum payable in equal monthly installments of $117,737.81 per month;

(vi)

For the period from the fourth anniversary of the Rent Commencement Date through the day immediately preceding the fifth anniversary of the Rent Commencement Date, the sum of $1,455,667.50 per annum payable in equal monthly installments of $121,305.63 per month;

(vii)

For the period from the fifth anniversary of the Rent Commencement Date through the day immediately preceding the sixth anniversary of the Rent Commencement date, the sum of $1,498,481.25 per annum payable in equal monthly installments of $124,873.44 per month;

(viii)

For the period from the sixth anniversary of the Rent Commencement Date through the day   immediately   preceding   the   seventh   anniversary   of   the   Rent Commencement Date, the sum of $1,541,295.00 per annum payable in equal monthly installments of $128,441.25 per month;

(ix)

For the period from the seventh anniversary of the Rent Commencement Date through the day immediately preceding the eighth anniversary of the Rent Commencement Date, the sum of $1,584,108.75 per annum payable in equal monthly installments of $132,009.06 per month;

(x)

For the period from the eighth anniversary of the Rent Commencement Date through the day immediately preceding the ninth anniversary of the Rent commencement date, the sum of $1,626,922.50 per annum payable in equal monthly installments of $135,576.88 per month; and

(xi)	For the period from the ninth anniversary of the Rent Commencement Date through the Expiration Date, the sum of $1,669,736.25 per annum payable in equal monthly installments of $139,144.69 per month.

For purposes of this Sublease, the Rent Commencement Date shall be the earlier to occur of (x) the date which is 151 days following the Sublease Commencement Date and (y) the date which is five (5) business days following the occurrence of the substantial completion of Subtenant’s Work. For purposes herein, the phrase “substantial completion of Subtenant’s Work” shall mean that, with the exception of minor or insubstantial details of construction, mechanical adjustments, finishing touches or decoration which do not materially interfere with Subtenant’s use or occupancy of the Premises (collectively, “Punch-List Items”), Subtenant’s Work shall have been completed in accordance with the approved plans and electrical, fire protection, plumbing and all other mechanical systems serving or affecting the Premises which are the responsibility of Sublandlord to maintain and repair shall then be in working order.  Use of offices in the Premises by Subtenant’s project management team shall not be deemed to be use or occupancy of the Premises for purposes of this provision. Rent shall be paid without deduction or set off. The installment of Rent payable for any portion, less than all, of a calendar month shall be a pro rata portion of the installment payable for a full calendar month.

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9.	Additional Rent.

9.01.If Operating Costs, as defined in Sections 9.03, for the Premises for any calendar year during the term of this Lease shall exceed Base Operating Costs, as defined in Section 9.01(a), Subtenant shall pay to Sublandlord as additional Rent an amount equal to Tenant's Proportionate Share, as defined in Section 9.02, of such excess a. For each calendar year during the term after the Base Year, Subtenant shall pay Subtenant’s Proportionate Share of the increase in Operating Costs for such calendar year over those incurred during the Base Year (the “Base Operating Costs”). The Base Year shall be the calendar year 2019.

b. Commencing as of the second year of the Sublease Term through the remainder of the term and any extensions thereof, Subtenant shall pay to Sublandlord each month at the same time and in the same manner as monthly base rent one twelfth (1/12th) of Sublandlord’s estimated Operating Costs payable by Subtenant for the then-current calendar year over and above said costs with respect to the Base Year. Such monthly amount may be adjusted by Sublandlord at any time on the basis of Sublandlord’s experience and reasonably anticipated costs. Within one hundred twenty (120) days after the close of each calendar year, or as soon after such 120-day period as practicable, Sublandlord shall deliver to Subtenant a statement in reasonable detail of the actual amount of Operating Costs payable by Subtenant in accordance with this Article 9 for such calendar year. Sublandlord shall provide Subtenant with such additional information and substantiating documentation upon the request of Subtenant. The statement for the calendar year 2020 shall contain the calculation of the Operating Costs for the Base Year. Sublandlord’s failure to provide such statement to Subtenant within the 120-day period shall not act as a waiver and shall not excuse Subtenant or Sublandlord from making the adjustments to reflect actual costs as provided herein. If on the basis of such statement Subtenant owes an amount that is less than the estimated payments for such calendar year previously made by Subtenant, Sublandlord shall credit such excess to Subtenant against future additional rent due under this Article 9 or refund such excess if no future additional rent is due within thirty (30) days of such determination. If on the basis of such statement Subtenant owes an amount that is more than the estimated payments for such calendar year previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement. The obligations of Sublandlord and Subtenant under this Section 9.01(b) with respect to the reconciliation between the estimated and actual amounts of Operating Costs payable by Subtenant for the last year of the term shall survive the termination of the Sublease for a period of twelve months. When the final determination is made of the actual amount of Operating Costs payable by Subtenant for the year in which this Sublease terminates, Subtenant shall pay any increase due over the estimated payments within thirty (30) days of such determination and, conversely, any overpayment made by Subtenant shall be reimbursed to Subtenant by Sublandlord within thirty (30) days of such determination.

9.02."Subtenant's Proportionate Share" is a fraction, the numerator of which is the number of rentable square feet of the Premises as is set forth in the introductory section of this Sublease and the denominator of which is the number of rentable square feet of area in the Building. Landlord represents that the rentable square footage of the Building on the date hereof is 453,189. Subtenant's Proportionate Share may be adjusted from time to time if the area of the Premises or Building changes due to an increase or decrease in the rentable square footage. Subtenant's initial proportionate share is 12.596%.

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9.03."Operating Costs" means all reasonable and customary out of pocket costs, expenses, and obligations incurred Sublandlord in connection with the operation, repair or maintenance of the Property during or allocable to the term of this Sublease, including without limitation the following:

a. All real property taxes, assessments, license fees, excises, levies, charges or impositions and other similar governmental ad valorem or other charges levied on or attributable to the Building or its ownership or operation, and all taxes, charges, assessments or similar impositions imposed in lieu of the same. In all events, any taxes assessed on Subtenant's personal property, or any improvements, alterations or installations made by Subtenant, and any other tax or assessments arising out of the existence of this Sublease except income, estate, or inheritance taxes shall be paid by Subtenant (“Subtenant’s Payment”). Subtenant shall, simultaneously with the payment of any sums required hereunder, reimburse Sublandlord for any excise, sales or transaction privilege tax imposed or levied by any governmental agency upon sublandlord as a result of any such Subtenant Payment. Operating Costs shall not include any taxes assessed on Sublandlord’s personal property, or any improvement alterations or installations made by Sublandlord in connection with Sublandlord’s use or occupancy of any portion of the Property for the operation of its business.

b. All utility charges paid or incurred by Sublandlord for lights, heat, air conditioning, power, water, sewer, drainage and waste disposal for the common areas of the Building and otherwise supplied to all tenantable areas of the Building.

c. All other costs paid or incurred by Sublandlord for operation, maintenance, replacement and repair including, without limiting the generality of the foregoing, the following: security, landscape maintenance, pest control, reasonable management fees (not to exceed three percent (3%) of the Base Rent payable in the appropriate calendar year), supplies, insurance, cost of service of independent contractors to provide any required service to all tenants of the Building, wages (including employment taxes and fringe benefits) of all employees (below the grade of building manager) performing services uniformly available to or performed for all building tenants, licenses and permits for the operation of the Property (as opposed to Sublandlord’s operation of its business at the Property), equipment and tools, and professional fees which reduce or attempt to reduce Operating Costs (to the extent permitted in Section 9.04).

9.04.Operating Costs shall not include alterations performed for any tenant of the Building (including Subtenant) or contribution or allowance in lieu thereof, depreciation, interest on any payment made by Sublandlord, leasing fees or capital expenditures required to be capitalized under generally accepted real estate accounting practices. However, capital expenditures made to reduce the Operating Costs may be included and amortized over the useful life of the improvement involved provided such allocation does not exceed the reasonable estimate of annual cost savings. Operating Costs shall also exclude building compliance costs, reserves, costs related to hazardous materials, costs to correct original construction defects, costs related to casualty and costs related to Sublandlord’s negligence. Operating Costs shall also not include:

(a) all rental payments under the Master Lease;

(b) the cost of any item for which Sublandlord is reimbursed by insurance or otherwise compensated, including reimbursement by any tenant;

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(c) all franchise, income, transfer, gains, occupancy, corporate, gross receipts or business taxes imposed on Sublandlord;

(d) costs and expenses incurred by Sublandlord only by reason of Sublandlord’s negligence, willful misconduct, or breach of Sublandlord’s obligations under this Sublease;

(e) interest, principal payments, and other costs of any indebtedness encumbering the Property;

(f) legal fees, space-planner’s fees, architectural fees, engineering fees, real estate commissions, and marketing and advertising expenses incurred in connection with the development, leasing and construction of the Building or any addition thereto;

(g) costs of selling, financing, mortgaging, hypothecating, assigning or subleasing Sublandlord’s interest in the Property;

(h) Sublandlord’s advertising, entertainment and promotional costs for the Property;

(i) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions of this Sublease;

(j) the incremental cost of furnishing services during any non-business hours, to any tenant, including Subtenant at such tenant's expense;

(k) costs incurred in performing work or furnishing services for individual tenants (including Subtenant) at such tenant's expense and not furnished to all tenants; (l) any rent, penalties or interest payable under Master Lease;

(m) costs incurred in connection with making any alteration or addition to the Property to increase the rentable square footage of the Building; and

(n) costs of installing a specialty service such as messenger center, cafeteria or fitness club.

All references to “tenant” or “other tenant” shall be deemed to include Sublandlord in its capacity as a tenant of the Building.

9.05By giving Sublandlord written notice within one hundred eighty (180) days after receipt of the year end statement of the adjustment to the Operating Costs for the prior calendar year, Subtenant may dispute in writing any specific item or items included in determining Operating Costs, and/or Subtenant shall have the right to audit and photocopy Sublandlord's records related to the calculation of Sublandlord's Operating Costs. Subtenant’s right to audit and photocopy Sublandlord’s records shall extend to the statement rendered with respect to the Base Year. Notwithstanding any dispute, Subtenant shall pay Sublandlord the sums required as set forth in Section 9.01. Subtenant agrees to maintain the confidentiality of all information provided by Sublandlord, and Sublandlord agrees to cooperate with Subtenant to resolve any audit concerns. After resolution of the dispute, Sublandlord and Subtenant agree that any required rental adjustments will be remitted to the other within thirty (30) days and the appropriate adjustment will be made to the monthly rental payment as required in Section 9.01.

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9.06In determining the amount of the Operating Costs for any calendar year, if less than 95% of the rentable square feet of the Building shall have been occupied by tenants at any time during such year, then the Operating Costs for such year, including the Base Year, shall be grossed up to reflect the Operating Costs estimated to be incurred if ninety-five percent (95%) of all such rentable square feet of the Building had been occupied throughout such calendar year.

10.	Services. (a) Sublandlord shall furnish to the Premises, at Sublandlord’s sole cost and expense, with the following services to the Premises throughout the Sublease Term:
(i)

on business days, daily cleaning services to the Premises, the common areas of the Building and the restrooms in a manner as provided by similar multi-tenant building in the Austin, Texas area. Supplemental cleaning needs for the lab space will be passed directly through to the Subtenant.

(ii)

electricity for lighting, office and laboratory equipment and machinery and the HVAC, and gas to the Premises throughout the Term; Supplemental HVAC shall be separately metered with the cost and maintenance the sole responsibility of Subtenant.

(iii)	hot and cold water to the Premises for Subtenant’s use in the Premises and to the lavatories in or serving the Premises;
(iv)	heating, ventilation and air conditioning through the Building systems as seasonally required 8 am to 6 pm Monday through Friday and 8 am to 1 pm on Saturdays; and
(v)	security for the Building in a manner provided by similar multi-tenant buildings in the City of Austin, Texas.

(b) Failure by Sublandlord to any extent to furnish such services or any cessation thereof of Sublandlord shall not render Sublandlord liable in any respect for damages to either person or property, nor be construed as an eviction of Subtenant, nor cause an abatement of rent, nor relieve Subtenant from fulfillment of any convenient or agreement hereof.   Should any of such services be interrupted, Sublandlord shall use reasonable diligence to restore same promptly, but Subtenant shall have no claim for rebate of rent or damages or eviction on account thereof, except as set forth herein.

(c) Notwithstanding any provision in this lease to the contrary, if any essential building services furnished by the Sublandlord (i.e. electricity, water, sewer, restroom facilities, elevator service or HVAC systems) are interrupted or diminished in any material way, and the occurrence of such event (or the restoration of such services) is not due to (i) the negligence of intentional misconduct of Subtenant, (ii) the failure or nonperformance by a public utility, (iii) the occurrence of fire or other event of casualty, (iv) the exercise of the power of eminent domain, or (v) the occurrence of a force majeure event, and if Subtenant’s use and enjoyment of the Premises, or any material portion thereof, for the conduct of its business therein is materially and adversely affected as a result of such condition or the interruption of diminution in such essential building services, to the extent that the Premises, or a portion thereof, are untenable for the operation of Subtenant’s business then currently conducted in such portion (the “Service Interruption”) and Subtenant furnished written notice of the Service Interruption to Sublandlord as soon as practical following the occurrence thereof (the “Interruption Notice”) and such Service Interruption continues for a period of three (3) consecutive business days following the Sublandlord’s receipt of the Interruption Notice, Subtenant shall be entitled to an equitable abatement of Rent (Base Rent and Additional Rent) in proportion to those portions of the Premises rendered untenable, beginning on the fourth (4th) business day after Sublandlord’s receipt of the Interruption Notice, until such services are restored or repairs completed.

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(d) Subtenant shall have access to the Premises seven days per week, twenty-four hours per day.  Subtenant shall make its own arrangements for telecommunications and internet service. Sublandlord shall permit Subtenant’s service providers with access to the main connection point in the Building.   Subtenant shall have the right to use such telecommunication wiring presently installed which services the Premises.   In addition, Subtenant shall have the right to use riser and shaft space sufficient for the installation of any additional telecommunications cables and wiring.  Subtenant shall also have the right to use such riser and shaft space for the installation of wiring to connect the generator to the Premises.  Subtenant shall be responsible for independently securing their equipment where located. Subtenant shall be responsible for adding conduit where needed from phone room to sublease space and shall complete any work disruption to Sublandlords space. Subtenant shall remove the tele/data wiring associated with the Subtenant space at lease termination to meet the NEC requirements.

(e) Subtenant shall have the right to install a supplemental heating, ventilation and air conditioning system (“Supplemental HVAC”) to exclusively serve all or part of the Premises. In the event it is reasonably necessary, Subtenant shall have the right to install and maintain throughout the Sublease Term equipment associated with the Supplemental HVAC outside of the Premises, including on the roof of the Building, in a location mutually and reasonably agreeable to Sublandlord and Subtenant and Subtenant shall have the right to use shaft and riser space and make such roof penetrations as reasonably necessary to connect such equipment with the Premises.  Subtenant shall have structural engineer confirm that the Building can support the weight of the proposed unit and that it meets all applicable code and zoning requirements.

11.

Repair and Maintenance. Throughout the Term, Sublandlord shall be responsible for the condition, operation, repair, replacement, maintenance and management of the Property, including the Building, the Premises and the Common Areas. Sublandlord shall, at its sole cost and expense, be responsible for (a) keeping all of the Building, and other improvements erected on the Property in good order and repair, reasonable wear and tear excepted, including without limitation, the roof and the Building heating, ventilation and air conditioning system and other electrical and mechanical systems; (b) subject to the terms of the Master Lease, making all necessary structural, non-structural, exterior and interior repairs and replacements to any Building or improvements erected on the Property; (c) maintaining the Exterior Areas (as defined in the Master Lease) in good condition and repair; and (d) paying all costs of operating the Property in the ordinary course of business. Sublandlord shall keep the Property in a neat and sanitary condition and shall not commit any nuisance or waste in, on or about the Property. Sublandlord’s repairs shall be at least equal in quality and workmanship to the original work and Sublandlord shall make the repairs in accordance with all applicable laws. Sublandlord shall regularly and periodically sweep and clean the driveways and parking areas. Sublandlord shall be responsible for removal of snow, leaves and debris in the driveways and parking areas. Sublandlord shall, subject to Section 9, make any necessary (x) structural repairs or structural replacements to the Premises and (y) repairs or replacements to (i) any fire alarm and communication system in the Premises (unless installed by Subtenant), and (ii) any sprinkler system in the Premises (unless installed by Subtenant). Subtenant shall give Sublandlord prompt notice of any accident or needed repairs or replacements which are the responsibility of Sublandlord.

Subtenant shall be responsible for the maintenance, repair and replacement of the Supplemental HVAC. Subtenant shall have access to the roof for purposes of maintaining, repairing and replacing the Supplement HVAC equipment installed thereon twenty-four hours per day, seven days per week.  Subtenant shall have the right to enter into and maintain such maintenance and service contracts as

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Subtenant determines in connection with satisfying its obligations under this Section 11. Subtenant's repairs shall be at least equal in quality and workmanship to the original work, and Subtenant shall make the repairs in accordance with all Laws.

If, after the Sublease Commencement Date, any Governmental Authority requires any alteration to the Premises as a result of Subtenant's particular use of the Premises or as a result of any alteration to the Premises made by or on behalf of Subtenant (other than the Demising Work), Subtenant shall pay the cost of all such alterations or the cost of compliance, as the case may be. Sublandlord shall otherwise be required to comply with any requirement applicable to the Premises and/or the Building and pay the cost of all such alterations or the cost of compliance, as the case may be.

At the expiration or other termination of this Sublease, Subtenant will surrender peaceable possession of the Premises in good condition and repair, reasonable wear and tear excepted, and if terminated pursuant to Section 26 or Section 27 hereof, damage by casualty or condemnation excepted. Subtenant shall have no obligation to remove any permitted alterations or improvements made to the Premises.   Notwithstanding the foregoing, prior to the Expiration Date, Subtenant shall remove the generator and all fixtures or improvements installed by Subtenant in connection with Subtenant’s use of the Premises as a laboratory, but Subtenant shall have no obligation to remove any plumbing or electrical equipment installed within the walls, ceilings or floors of the Premises but the same shall be capped and concealed within the walls, floor or ceiling as the case may be. In addition, once the fixtures and improvements are removed from that the portion of the Premises used by Subtenant as a laboratory, Subtenant shall restore such portion of the Premises used as a laboratory (but no other portion of the Premises) to substantially the same condition it was delivered to Subtenant on the Sublease Commencement Date, reasonable wear and tear and natural deterioration excepted, and except that Subtenant shall have no obligation to prepare walls for paint or otherwise paint any portion of the Premises. Subtenant shall remove the Supplemental HVAC and exhaust stacks installed on the roof of the Building and seal, in good and workmanlike manner, all roof penetrations associated therewith. In the event of a Subtenant Default, Sublandlord may, in its sole discretion, require Subtenant to remove any permitted alterations or improvements made to the Premises. Subtenant shall have the right to remove its moveable trade fixtures, demountable walls, audio visual equipment, laboratory equipment and other personal property from the Premises. Subtenant will promptly repair any damage to the Premises caused by such removal. All property of Subtenant not removed on or before the last day of the Term shall be deemed abandoned if not removed by Subtenant within thirty (30) days after written notice from Sublandlord.

12.

Alterations; Subtenant’s Work. (a) Subtenant shall not, except with Sublandlord’s prior written consent, make or cause to be made any alterations, additions or improvements to the Premises.  Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Subtenant shall have the right to make cosmetic and non-structural alterations to the Premises without the consent of Sublandlord.  It is further understood and agreed by and between the parties hereto that if Subtenant installs furniture, fixtures, or other equipment with the written consent of Sublandlord, the furniture, fixtures, or other equipment may be, but is not obligated to be, detached and removed by Subtenant at the expiration of this Sublease.  Subtenant agrees to repair any damages caused by the removal of any of its furniture, fixtures, or other equipment.

(b) Subtenant shall pay the cost and expense of all alterations. Prior to commencing any alterations, Subtenant shall procure or require its contractor to procure on its behalf and maintain in effect during the performance of any alterations: (a) if applicable due to the nature of the alterations, builder’s “all risk” insurance in an amount at least equal to the replacement value of the alterations, and (b) commercially

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reasonable liability insurance insuring against construction related risks. If requested by Sublandlord, Subtenant shall, before commencing alterations or delivering (or accepting delivery of) any materials to be used in connection with the alterations, deliver to Landlord proof of insurance required by this Subsection.

(c) Notwithstanding anything to the contrary set forth herein, Sublandlord hereby consents to the alterations and improvements to the Premises as depicted on the floor plan sketch attached hereto as Exhibit “G” subject, however, to Sublandlord’s approval of Subtenant’s final plans and specifications.  Prior to the commencement of Subtenant’s Work, Subtenant shall submit to Sublandlord plans and specifications (“Plans”) for Subtenant’s Work. Sublandlord shall have fifteen (15) business days from receipt of the Plans to review and comment or approve the Plans. If Sublandlord fails to provide details comments to the Plans or approve the Plans within said fifteen (15) business day period, Sublandlord’s consent to the Plans and Subtenant’s Work shall be deemed given. Plans for any work that meets the definition of Structural Alterations per the Master Lease must be provided to Sublandlord at least 45 days prior to starting work to enable Sublandlord to notify Landlord In accordance with the Master Lease. In no event may Sublandlord unreasonably withhold or condition its consent of the Plans in a manner which would prevent Subtenant’s use of the Premises for laboratory provided such Plans are in compliance with applicable laws.

.

13.	Liens. Subtenant shall keep the Premises free and clear of liens arising out of any work performed, materials furnished, or obligations incurred by Subtenant, including mechanics’ liens.

14.	Parking. Subtenant shall have the right to use not less than 285 parking spaces at the Building including eight (8) reserved parking spaces identified on Exhibit “H” attached hereto.

15.

Signs. Subtenant will not place any signs or other advertising matter or material on the exterior or on the interior of the Premises (which can be seen from the exterior) or of the building without the prior written consent of the Sublandlord first had and obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Any sign or symbol placed on the exterior of the Building or in the windows or doors of the Building so as to be visible from the street that is not reasonably satisfactory to Sublandlord, shall be removed immediately on demand by Sublandlord and if not so removed within ten (10) days will constitute breach of this Sublease.  Subtenant will be permitted to list its name on the Building Directory at no charge during the Sublease Term. Subtenant shall also have the right to install its name and/or logo on exterior, road-side monument signage identified on Exhibit “I” hereto and in the entrance lobby of the Building, at no cost, except for initial installation and removal of sign at the end of the term.

16.

Hazardous Materials.  (a)  Subtenant will not cause any Hazardous Materials (as hereinafter defined) to be brought upon or kept or used in the Property or Premises in a manner or for a purpose prohibited by any Hazardous Materials Law (as hereinafter defined). Subtenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on or under the Premises or Property required for Subtenant’s use of the Premises or Property. Subtenant will notify Sublandlord of any release of any Hazardous Materials, enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law, any loss or injury resulting from or claimed to result from Hazardous Materials, and deliver to Sublandlord any notices, warnings or asserted violation relating to the Premises or Subtenant’s use of the Premises or common areas of the Property.

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(b) Subtenant shall indemnify and hold the Sublandlord fully harmless against any and all claims or any expenses of any kind whatsoever (including consultants’ fees, experts’ fees, and reasonable attorneys’ fees) arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on or under the Premises resulting from the Subtenant’s use of the Premises.

(c) “Hazardous Materials” shall mean any of the following, in any amount other than small quantities of office cleaning and other office supplies as are customarily used by Tenant in the ordinary course of business; (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes”, “Hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid wastes,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

(d) “Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Sublease Commencement Date that control, classify, regulate, list or define Hazardous Materials.

17.

Indemnification and Hold Harmless. Subtenant shall indemnify and save Sublandlord harmless from and against any and all liabilities, claims and costs (including reasonable attorney's fees, penalties and fines) for death, injury or damages to persons or property during the Sublease Term, arising from (a) any default by Subtenant in the performance of its obligations under this Sublease, or (b) the negligence, or intentional acts or omissions of Subtenant in or about the Property. This hold harmless and indemnity shall survive termination of this Sublease.  Sublandlord shall indemnify and save Subtenant harmless from and against any and all liabilities, claims and costs (including reasonable attorney’s fees, penalties and fines) for death, injury or damage to persons or property during the Sublease Term in or about the Property, arising from (a) any default by Sublandlord in the performance of its obligations under this Sublease or the Master Lease, or (b) the negligence or intentional acts or omissions of Sublandlord.

18.

Subtenant Insurance Requirements. (a) Subtenant agrees to carry at its own expense throughout the Sublease Term, commercial general liability insurance insuring both Sublandlord and Subtenant against all claims, demands or actions arising out of or in connection with Subtenant's use or occupancy of the Premises, or by the condition of the Premises with minimum limits of $3,000,000 each occurrence and $5,000,000 general aggregate. Subtenant shall name Sublandlord as an additional insured.

(b) Subtenant agrees to carry property insurance at least as broad as the ISO Special Form in an amount not less than the full insurable replacement cost of all Subtenant’s trade fixtures and other personal property within the Premises. Coverage shall include business income insurance covering at least six (6) months of Base Rent payable hereunder.

(c) Subtenant shall maintain statutory workers’ compensation and employers’ liability insurance covering all persons employed by the Subtenant on the Premises in the minimum amounts as required by state law.

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(d) Subtenant shall deliver a Certificate of Insurance to Sublandlord prior to the date of occupancy of the Premises and said insurance policy shall list and protect Sublandlord and Subtenant as their interests may appear and shall contain an endorsement stating that the insurer agrees to give no less than thirty (30) days prior written notice to Sublandlord in the event of modification or cancellation thereof. Subtenant shall be responsible for its own personal property insurance.

(e) If Subtenant fails to maintain the insurance coverage required of it under this Section, and such failure continues for ten (10) business days following written notice thereof from Sublandlord to Subtenant, Sublandlord may procure and maintain the insurance on Subtenant’s behalf and charge Subtenant for all related costs and expenses including without limitation, premium costs, brokerage costs/commissions as additional rent.

19.

Right of First Refusal. Subtenant shall have a one (1) time Right of First Refusal on the each of the remaining two wings of the 3rd floor, collectively or individually. The terms and conditions for the Right of First Refusal shall be based on the same terms and conditions as the initial Sublease.  Prior to the execution of a sublease or other agreement with a third party for the use or occupancy of either or both of said remaining wings, Sublandlord shall deliver written notice to Subtenant identifying the wing or wings available for sublease and the date for delivery of possession. The Right of First Refusal granted to Subtenant must be exercised by delivery of written notice to Sublandlord within five (5) business days of receipt of such notice by Subtenant. If Subtenant timely exercises its right to sublease such wing or wings, the parties shall execute an amendment to this Sublease incorporating such space. If such notice is for only one of the wings, Subtenant’s Right of First Refusal shall remain in full force and effect for the other wing regardless of whether Subtenant exercised its right for the first wing offered.  Sublandlord shall not grant any other present or future subtenant of the Property a right to first refusal or first offer with respect to either wing on the 3rd floor.

20.

Financials. Subtenant shall not be required to provide Sublandlord a yearly balance sheet and income statement every 6 months on the condition that Subtenant’s financial information is publicly available to Sublandlord.

21.	Intentionally Omitted.

22.

Waiver of Subrogation. Subtenant and Sublandlord each waives its right of recovery against the other and each releases the other from any claim arising out of loss, damage, destruction to the Property and other improvement on the Premises, or contents on, or in the Premises to the extent its respective property is covered by Subtenant’s policy of insurance as required herein of Sublandlord’s policy of  insurance as required under the Master Lease, whether or not the loss, damage, or destruction may be attributable to Sublandlord’s negligence, provided, however, the waiver or release shall not be applicable to any loss, damage, or destruction caused by Subtenant’s negligence or intentional acts or omissions. Each party hereto agrees, if required by its insurance policy or policies, to give to each insurance company which has issued to it fire and other property insurance, written notice of the notice of the terms of said mutual waivers, and to have said insurance properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

23.

Letter of Credit. Subtenant shall deliver to Sublandlord, within thirty (30) days after the execution of this Sublease, an irrevocable and unconditional Letter of Credit (herein, together with all replacements thereof, being called the “Letter of Credit”) issued by a national bank or financial institution reasonably acceptable to Sublandlord. Sublandlord hereby approves of Silicon Valley Bank as the issuing bank.

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The Letter of Credit shall be in the amount of $3,000,000.00, provided, however, that (i) after the thirty-sixth (36th) full calendar month of the term of this Sublease, the Letter of Credit will be reduced to the amount of $2,000,000.00, (ii) after the forty-eighth (48th) full calendar month of the term of this Sublease, the Letter of Credit will be reduced to the amount of $1,000,000.00 and (iii) after the sixtieth (60th) full calendar month of the term of this Sublease, the Letter of Credit will be reduced to the amount of $500,000.00. The reduction in the Letter of Credit may be effectuated by an amendment to the Letter of Credit or delivery of a replacement Letter of Credit. Sublandlord shall reasonably cooperate with Subtenant to effectuate the exchange of the Letter of Credit, if applicable.

The term of the Letter of Credit shall extend from the date of this Sublease through the last day of the Sublease Term (as may be extended). At Subtenant’s option, the initial Letter of Credit may be for a term of not less than one (1) year, and, in such event, such Letter of Credit shall be extended by Subtenant for periods of not less than one (1) year each so that the Letter of Credit, as extended and replaced, remains continually in existence during the entire period required in this Section 23. Notwithstanding any provisions to the contrary herein, if such Letter of Credit is for a term shorter than the entire period required for the Letter of Credit in this Section 23 (i.e., the entire period commencing on the date of issuance of the Letter of Credit, and ending on the last day of the term of this Sublease, as may be extended) and Sublandlord shall not receive, at least thirty (30) days prior to the expiration date of such Letter of Credit, a replacement Letter of Credit in form and substance identical to said Letter of Credit so expiring and otherwise satisfying the obligations herein, Sublandlord may, without any further notice draw upon the entire amount of the Letter of Credit and hold the proceeds thereof as cash security. Subtenant shall thereafter provide a replacement Letter of Credit no later than ten (10) days following such draw. Notwithstanding the foregoing, failure of Subtenant to provide a replacement Letter of Credit for any expired Letter of Credit within said ten (10) day period shall be an Event of Default by Subtenant.  Upon delivery of the same to Sublandlord, Sublandlord shall return the cash security deposit to Subtenant. Sublandlord shall only have the right to draw upon the Letter of Credit or the cash security deposit upon the default, beyond applicable periods of notice and grace, of Subtenant’s obligations under this Sublease. The Letter of Credit or the cash security deposit, as applicable, shall be returned to Subtenant within thirty (30) days following the Expiration Date or sooner termination of this Sublease. Sublandlord shall assign the Letter of Credit or cash security to any assignee of its interest under the Master Lease.

The Letter of Credit shall be in form reasonably acceptable to Sublandlord, in its sole discretion, and shall provide that the only condition to a draw under the Letter of Credit shall be the presentation by Sublandlord of a sight draft certifying that Sublandlord is entitled to draw upon the Letter of Credit in accordance with the terms of the Sublease. The Letter of Credit shall provide that it is governed by the International Chamber of Commerce's International Standby Practices ("ISP98") except to the extent that the terms thereof are inconsistent with the provisions of the ISP98, in which case the terms of the Letter of Credit shall govern. The Letter of Credit shall provide that draw requests need not be presented as originals and may be submitted by courier or by facsimile, and it should include the issuing bank’s address and facsimile number. The Letter of Credit shall be transferable and assignable multiple times by Sublandlord to Sublandlord’s successor in interest in the Building. Sublandlord shall pay all reasonable costs and shall take all steps necessary for any such proposed transfer or assignment of the Letter of Credit, provided Subtenant fully cooperates with any such transfer or assignment, and Subtenant further acknowledges that the unlimited transferability of the Letter of Credit is a material provision of this Sublease. The Letter of Credit may be drawn in whole or in part by Sublandlord (at Sublandlord’s option) from time to time (and more than one time for partial draws) upon the occurrence of any Event of Default by Subtenant under this Sublease, which default is not cured within any applicable notice and cure period (provided, however, that if the giving of any notice of default by Sublandlord is barred by applicable law, no such notice shall be required as a condition to Sublandlord’s

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draw under this Letter of Credit, and Sublandlord may draw upon the Letter of Credit notwithstanding that no such notice was given and no such cure period commenced), and without any further notice to Subtenant. Sublandlord may draw upon the Letter of Credit without proceeding against any person or exhausting any other remedies which Sublandlord   may   have   and   without   resorting   to   any   other   security   held   by Sublandlord. Sublandlord may apply the proceeds of the Letter of Credit in any order or manner to any amounts owed by Subtenant under or pursuant to this Sublease. All amounts drawn by Sublandlord under the Letter of Credit and applied in accordance with this Sublease shall immediately become the property of Sublandlord and shall be retained by Sublandlord. To the extent any amounts in excess of those applied to sums due and owing by Subtenant are drawn by Sublandlord, the excess shall be held by Sublandlord as cash security hereunder.  In no event shall any such application cure any event of default by Subtenant under this Sublease. Furthermore, in no event shall the Letter of Credit, or Sublandlord’s right to draw upon the Letter of Credit, be affected or impaired by (A) the waiver, compromise, settlement, termination or other release of the performance or observance by any person liable or to become liable for the obligations under this Sublease; (B) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in this Sublease; (C) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or any similar proceeding affecting Subtenant, or any allegation or contest of the validity of this Sublease; or (D) the taking or the omission of any of the actions referred to in this Sublease. If all or any portion of the Letter of Credit is drawn upon and properly applied by Sublandlord, Subtenant shall, within fourteen (14) days after written demand therefor, reinstate the Letter of Credit for the full amount required pursuant to this Section 23. The failure of Subtenant to comply with the provisions of this Section 23 shall constitute an Event of Default under this Lease.

24.

Default by Subtenant. (a) Each of the following occurrences shall be considered a “Default”: (i) Subtenant’s failure to pay any portion of Rent or Additional Rent within five (5) days of when due; and (ii) Subtenant’s failure to comply with any term, provision, condition or covenant of this Sublease, if the failure is not cured within thirty (30) days after written notice to Subtenant of such failure. In the event a default in the nature of clause (ii) above cannot be remedied using commercially reasonable efforts within such thirty (30) day period, Subtenant shall not be in Default provided Subtenant commences commercially reasonably steps to remedy the Default within said thirty (30) day period and delivers written notice to Sublandlord of the same, and thereafter diligently prosecutes the same to completion.

(b) Upon a Subtenant Default, Sublandlord may choose: (a) re-enter the Premises and terminate this Sublease and hold Subtenant responsible for all damages resulting from the breach; or (b) re-enter the Premises, keep this Sublease intact, and attempt to relet the Premises on behalf of Subtenant as Subtenant’s agent; or (c) choose not to re-enter but to hold Subtenant responsible for all terms of this Sublease.  Upon re-entering the Premises, Sublandlord may relet the Premises or any part thereof for such term, on such conditions, and at such rental as Sublandlord may deem advisable with the right to make alterations and repairs to the Premises and no such re-entry shall be considered or construed to be forcible entry or detainer.

25.

Default by Sublandlord. In the event that Sublandlord defaults in the performance or observance of any of Sublandlord’s obligations under this Sublease, then Subtenant will give Sublandlord written notice of Sublandlord’s default. Sublandlord shall remedy any default by Sublandlord hereunder within thirty (30) business days after the date of Subtenant’s notice, this period will be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible.

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26.

Eminent Domain. (a) If during the Sublease Term, a condemning authority takes the whole of the Premises or of the Property, this Sublease will terminate on the date that the condemning authority takes possession of the Premises. Subtenant shall receive a refund of all amounts paid on account hereunder with respect to the period from and after the taking.

(b) If during the Sublease Term, a condemning authority takes only a portion of the Premises, this Sublease shall terminate as to the portion of the Premises taken as of the date that the condemning authority takes possession of that portion. Rent shall be equitably adjusted according to the remaining Premises.  Notwithstanding the foregoing, if thirty percent or more of the Premises is taken, Subtenant shall have the right to terminate this Sublease and receive a refund of all amounts paid on account hereunder with respect to the period from and after the taking.

(c) Sublandlord shall be entitled to receive and keep all damages awards or payments resulting from or paid on account of a taking, subject to the terms of the Master Lease; provided, however, that Subtenant may make a claim for a separate award for the value of Subtenant’s moveable trade fixtures and equipment, for moving costs, and loss of good will and retain the proceeds thereof. Accordingly, Subtenant waives and assigns to Sublandlord any interest of Subtenant in any such damages, awards or payments except with respect to Subtenant’s separate claim.

27.

Casualty. (a) If during the term of this Sublease, the Premises or the Property are destroyed or damaged in whole or in part by fire or other casualty, then either party shall have the option to terminate this Sublease if: (i) less than twenty-four (24) months remain under the term of the Master Lease, and (iii) restoration of the Property cannot be completed in less than one hundred eighty (180) days after the date of the casualty, as reasonably determined by Sublandlord, upon delivering of written notice to the other party.

(b) If this Sublease is not terminated in accordance with this Section following a casualty or fire, Sublandlord shall restore the damaged portions of the Premises substantially to the same condition as existed prior to the fire or casualty with all reasonable diligence and speed. Rent shall be abated on a reasonable basis, in proportion to the portion of the Premises, if any, which are rendered untenantable from the date of damage until the completion of Sublandlord’s repairs, unless Subtenant caused such damage, in which case, Subtenant shall continue to pay Rent without abatement.

28.

Assignments, and Subleases. Subtenant shall not assign this Sublease, or sell, or sublet the Premises, without Sublandlord’s prior written consent. which consent shall not be unreasonably withheld, conditioned or delayed. This Sublease shall not be assigned by operation of law. Any consent given by Sublandlord to any assignment of this Sublease, or Sublease of the Premises or any part of them, shall not bar Sublandlord from subsequently refusing to consent to any further assignment or sublease. Any attempt to sell, or sublet without the consent of Sublandlord shall be deemed as a default by Subtenant, and entitle Sublandlord to remedies described in Section 24. Notwithstanding the foregoing, over-the-counter stock market transactions shall not be deemed to be assignments under this Sublease.

29.

Access. Subtenant shall allow Sublandlord or Landlord, and their agents, access at all reasonable times to the Premises upon reasonable prior notice for the purpose of inspecting or making repairs, additions, or alterations to the Premises.  Subtenant shall have the right to require a representative of Subtenant to be present during any access by Sublandlord or Landlord.

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30.

Insolvency or Bankruptcy. If Subtenant becomes insolvent or involuntarily bankrupt, or it a receiver, assignee, or other liquidating office is appointed for the business of Subtenant, and Subtenant is otherwise in Default under this Sublease, then Sublandlord may terminate this Sublease at its option with notice.

31.

Quiet Enjoyment. Sublandlord covenants that Subtenant shall, while Subtenant is not in default of the terms of this Sublease, peaceably and quietly hold and enjoy the Premises for the Sublease Term, without interference or hindrance from Sublandlord or person claiming by or through Sublandlord or other third parties.

32.

Smoking. Smoking is strictly prohibited at all times in the Premises and the Building. Subtenant shall be responsible for ensuring that its employees, subcontractors, agents, officers, contractors, licensees, invitees, and guests, strictly adhere to this Smoking policy. The term “Smoking” means inhaling, exhaling, breathing, or carrying any lighted cigar, cigarette, or other tobacco product or similar lighted product, including any vaping materials, in any manner or in any form.

33.

Surrender. (a) Except as otherwise provided in Section 11 hereof, upon expiration of the Sublease Term or earlier termination of this Sublease, Subtenant shall surrender the Premises without notice and will deliver to Sublandlord the Premises in its then “as is” condition. Notwithstanding the foregoing, in the event of a Subtenant Default, Sublandlord may, in its sole discretion, require Subtenant to remove any permitted alterations or improvements made to the Premises.

(b)At least three (3) months prior to the surrender of the Premises, Subtenant shall deliver to Sublandlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Subtenant in order to surrender the Premises (including any Alterations permitted to remain in the Premises pursuant to the terms hereof, including, without limitation, Section 11 at the expiration or earlier termination of the Term, consistent with Subtenant’s obligations under in this Section (the "Surrender Plan"). Subtenant’s Surrender Plan shall state that, (a) (i) all laboratory space, including floors, walls, ceilings, counters, piping, supply lines, waste lines and plumbing in or serving the Premises and all exhaust or other ductwork in or serving the Premises, and (ii) any applicable systems shared by laboratory space, including without limitation exhaust or other ductwork, in or serving the Premises have been de-commissioned to the extent required by, and in accordance with, applicable laws and in accordance with best industry practice; (b) the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent Subtenant or disposed of in compliance with applicable laws without: (i) incurring special costs on account of uncompleted de-commissioning work; (ii) undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials related to the former laboratory use areas of the Premises; or (iii) giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office or laboratory use, or demolished or renovated without: (i) incurring special costs on account of uncompleted de-commissioning work; (ii) undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials; or (iii) giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-Hazardous Materials. The final report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results applicable to the above.

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(c)Subtenant shall surrender the Leased Premises to Sublandlord free of Hazardous Materials (subject to the requirements of Sections 6 and 16) brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person claiming by, through or under Subtenant (collectively, “Subtenant Laboratory Operations”) and released of all licenses, clearances or other authorization of any kind arising by, through or under Subtenant and required to enter into and restore the Premises issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials, broom clean, ordinary wear and tear and casualty loss and condemnation excepted. Subtenant’s Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Subtenant or any party claiming by, through or under with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Sublandlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Sublandlord, Subtenant shall deliver to Sublandlord or its consultant such additional non-proprietary information concerning Subtenant Laboratory Operations as Sublandlord shall reasonably request. On or before such surrender, Subtenant shall deliver to Sublandlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Sublandlord shall have the right, subject to reimbursement at Subtenant’s expense as set forth below, to cause Sublandlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, in compliance with Sections 6 and 16. Subtenant shall reimburse Sublandlord, within thirty (30) days of demand as additional rent, for the reasonable out-of-pocket expense incurred by Sublandlord for Sublandlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same. Sublandlord shall have the unrestricted right to deliver such Surrender Plan and any report by Sublandlord’s environmental consultant with respect to the surrender of the Premises to third parties with a legitimate business reason to receive the same.

34.

Master Lease. (a) Sublandlord shall comply with all its obligations under the Master Lease and keep the Master Lease is full force and effect throughout the term of this Sublease. Sublandlord represents that attached hereto as Exhibit “A” is a true and correct copy of the Master Lease and that the Master Lease is in full force and effect on the date hereof. Sublandlord shall not enter into any agreement with Landlord for the early termination of the Master Lease or the surrender of the property leased thereunder.

(b) As a condition to the occurrence of the Sublease Commencement Date, Sublandlord shall obtain from the Landlord, (i) the written consent (the “Consent”) of Landlord to the subletting of the Premises to Subtenant for the uses set forth herein and (ii) an agreement (“Recognition Agreement”) substantially in the form attached hereto as “Exhibit K” and otherwise reasonably acceptable to Subtenant whereby Landlord agrees to recognize Subtenant as a tenant of the Property and this Sublease in the event of a termination of the Master Lease. Sublandlord shall submit a written request to Landlord for the Recognition Agreement together with the request for the Consent.   In the event that Subtenant waives the delivery of the Recognition Agreement as a condition to the occurrence of the Sublease Commencement Date, Sublandlord shall use commercially reasonable and diligent efforts to obtain the Recognition Agreement following the Sublease Commencement Date.

(c) If Subtenant waives Sublandlord’s obligation to deliver the Recognition Agreement and the Master Lease is terminated for any reason, this Sublease, if not sooner terminated hereunder, will automatically terminate on the effective date of termination of the Master Lease, and Sublandlord will not be liable to Subtenant of any other person for loss, damage or expense resulting therefrom unless such termination was due to a default by Sublandlord under the Master Lease; provided, however, if the Master Lease

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gives Sublandlord any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation, then the exercise of such right by Sublandlord will not constitute a default or breach by Sublandlord under this Sublease. If such termination will be due solely to the fault of Subtenant, Sublandlord will be entitled to recover from Subtenant and Subtenant will pay, in addition to all other sums to which Sublandlord may be entitled, all damages, losses, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by Sublandlord as a result of such termination.

35.

Waiver of One Breach Not Waiver of Others. Waiver of one breach of a term, condition, or covenant of this Sublease by either party to this Sublease shall be limited to the particular instance and shall not be construed as a waiver of past or future breaches of this Sublease or other terms, conditions, or covenants.

36.

Force Majeure. In the event Sublandlord or Subtenant is delayed, hindered or prevented from performing any act or thing required hereunder by reason of strikes, lockouts, labor troubles, casualties, governmental laws or regulations, riots, insurrection, war, acts of God, or other causes beyond the reasonable control of Sublandlord or Subtenant, neither party shall be liable for the delay, and the period for the performance by either party shall be extended for a period equivalent to the period of such delay. The foregoing shall be inapplicable to the payment of Rent by Subtenant.

37.	Notices. The parties can be notified by certified or registered mail or overnight delivery service with verification of delivery as follows:

Sublandlord:	State Farm Mutual Automobile Insurance Company
One State Farm Plaza, C-4
Bloomington, IL 61704
Attn: Lease Administration

Subtenant:	Molecular Templates, Inc.

Prior to the Subtenant’s occupancy of the Premises:

9301 Amberglen Blvd., Suite 100
Austin, TX 78729
Attention: Jack Higgins

With a copy to:

Molecular Templates, Inc.
Harborside 5
185 Hudson Street, Suite 1510
Jersey City, NJ 07311
Attention: General Counsel

Following Subtenant’s occupancy of the Premises:
To Subtenant at the Premises
Attention: Jack Higgins

With a copy to:

Molecular Templates, Inc.
Harborside 5
185 Hudson Street, Suite 1510
Jersey City, NJ 07311
Attention: General Counsel

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All notices shall be deemed delivered one (1) business day following deposit of the same with a recognized overnight courier service and three (3) business days after being deposited with the United States postal service, postage prepaid, if delivered by registered or certified mail

38.	End of Term. Subtenant shall not remain in possession of the Premises upon the expiration of the Sublease Term.

39.	Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State wherein the Premises, is located.

40.

No Joint Venture. Nothing contained herein nor the acts of the parties shall be deemed or construed to create the relationship of principal and agent, partnership, joint venture, or similar relationship or arrangement, it being understood that the relationship between the parties is solely that of Sublandlord and Subtenant.

41.

OFAC Certification/Anti-Money Laundering Laws. (a) Each party certifies that (i) it is not acting directly or indirectly for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control ("OFAC") or otherwise, as a terrorist, "Specially Designated Nation," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) it is not engaged in this transaction (directly or indirectly) on behalf of, or instigating or facilitating this transaction (directly or indirectly) on behalf of, any such person, group, entity or nation. Sublandlord and Subtenant each shall indemnify, defend, and hold harmless the other party from and against any claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing certification.

(b) Subtenant shall from time to time, upon not less than twenty (20) business days’ prior written request by Sublandlord, provide such information as is necessary or appropriate to comply with the anti-money laundering laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Subtenant, any person controlling or controlled by subtenant, or any person having a beneficial interest (either directly or indirectly) in Subtenant, from any governmental authority, self-regulatory organization or financial institution in connection with Sublandlord.

42.

Broker. Sublandlord warrants and represents that Core Group (“Broker”) is the sole exclusive agent representing the Subtenant in the negotiation of this sublease. Sublandlord will pay a market commission equal to four percent (4%) of the gross value of the sublease per a separate agreement.  Sublandlord hereby indemnifies and holds Subtenant harmless with respect to the commission due Broker or any claim for a commission payable with respect to this Sublease made by any other third party.

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43.

Headings. The titles and headings of this Sublease are for convenience of reference only and shall not in any way be deemed a part of this Sublease for the purpose of construing or interpreting the meaning thereof, or for any other purpose.

44.

Counterparts. This Sublease may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. The parties intend that electronic signatures constitute original signatures and a “.pdf” file of this sublease containing the signatures (original or electronic) of all parties is binding on the parties.

45.

Entire Agreement. This Sublease contains the entire agreement and understanding between Sublandlord and Subtenant relating to the subleasing of the Premises and obligations of Sublandlord and Subtenant. This Sublease supersedes any and all prior or contemporaneous agreements and understandings between Sublandlord and Subtenant, and shall not be modified or amended unless both Sublandlord and Subtenant agree in writing.  Sublandlord and Subtenant specifically agree that this instrument be interpreted as a sublease rather than an assignment.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD: State Farm Mutual Automobile Insurance Company

BY:	Mike Buelow

TITLE:	Assistant Vice President
DATE:	1/23/2019

SUBTEANT: MOLECULAR TEMPLATES, INC.

BY:	/s/ Jason Kim

TITLE:	President & COO
DATE:	1/11/2019

BY:	/s/ Adam Cutler

TITLE:	Chief Financial Officer
DATE:	1/11/2019

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EXHIBIT A

[COPY OF MASTER LEASE]

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EXHIBIT B

[FLOOR PLAN]

See Attached

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EXHIBIT B

[FLOOR PLAN]

EXHIBIT ‘X’

SUB- TENANT PREMISES

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EXHIBIT C

[LIST OF FF&E TO BE DELIVERED WITH THE PREMISES]

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EXHIBIT C

FF&E

Furniture and Fixtures which currently reside in and that Molecular Templates requests to remain within the Leased Premises:

1.	All Moveable Office wall partitions which currently create the Cubicles shown below (note, the ones to be removed have been covered (blue), this will retain three of the cubicles rows).
2.	(6) Add Cubicles in the open area that was previously SF Legal support (upper left in drawing below)
3.	(53) Modesty Tables
4.	All Conference Tables and credenzas that are currently in conference rooms and add conference table(s) and credenza to large conference room by main entryway (akin to how it has been set
i.	up in the past)
5.	(10) Teak Top Conference Tables
6.	(113) Leap Chairs (93 in office area, 22 in lab area)
7.	(50) Side Chairs
8.	(96) Conference Room Chairs
9.	(23) P Shape or U Shape Desks
10.	(52) Office Trash Cans
11.	(72) Cubicle Trash Cans
12.	(30) 2-3 Draw file cabinets (22 for lab area and 8 for office area modesty table desk setups)
13.	(68) 2-3 Draw file cabinets for cubicles (48 for center area desk configured cubicles, 20 for cubicles in SF Legal office area)
14.	(28) Book case or book shelves for offices
15.	(16) 4-5 Draw Vertical File Cabinet (8 in office area, 8 in legal area)
16.	(6) Tall storage cabinets

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EXHIBIT D

[DEMISING WORK ESTIMATE]

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EXHIBIT D

DEMISING WORK

STATE FARM

INSURANCE DEMISING

WALL SPECIFICATIONS

➢	All equipment and finishes to be new; any existing equipment and finishes to be reused must be in like- new working condition.
➢	Below are typical State Farm Design Guidelines. State Farm will need to approve final finish selections.
➢	New work shall meet or exceed all national, state, and local codes.

GENERAL

1.	Demising walls: Walls between tenants to be floor to deck per code compliance and minimal 1 hour rated walls; typical drywall thickness 5/8” or ½” min., with Sound Batt Insulation floor to deck.
2.	Interior Wall Finish: All walls (including existing walls) to be finished to match adjacent surfaces.
3.

Interior Doors: Size to be a minimum of 3’ x 7’ x 1-3/8” wood solid core installed in steel jambs with keyed Lockset or Latchsets and door stop; keying to be specified by State Farm. All doors within area of the demising wall must be new.

4.	Door Hardware: Hardware is typically provided by Contractor in compliance with building standards.
i.	Security Hardware, and general Hardware, hinge finish, door stop, closer, etc. to match; to be reviewed for security type to be specified by State Farm.
5.	Ceiling: 2’ x 2’ lay-in grid system; beveled edge tile; NRC of .90 for fiberglass; NRC of .75 for mineral tiles
6.	Signage: At suite entry, elevator, building lobby as needed.
7.	Exit Signs/Emergency Lighting/ Fire Sprinklers/Smoke Detectors, adjusted as required per code.
8.	Demising Partitions: Must be built from floor to deck, per code.
9.

Access and Security System: Rough-in (same as “Empty Conduit”) for electric strikes, key readers, key pads, door contacts, intercom, key switch, panic button, etc.; include door closer and stockroom function lockset; prep door frame and provide VonDuprin 5100 electric strike

ii.	(fail “secure”); make final rigid electrical connection (dedicated circuit) to system equipment; design and systems provided and installed by State Farm.
10.

Mechanical: All full-height walls to deck shall have a transfer air duct installed to provide a path for return air back to the AHU as required depending on location. “Z” type configuration is preferred.

11.	Life Safety: New exit signs installed at doors in demising wall as required by state and local code requirements. Fire Alarm strobes / horns adjusted at demising partitions as required by state and
iii.	local code.
12.	Lighting: Switching to be adjusted as required depending on affected lights around Demising partitions.
13.	Fire Sprinklers (if required): Adjust as needed; to be centered in ceiling tile.

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INTERIOR FINISHES GENERAL GUIDELINES:

1.	All interior finish selections to be reviewed and approved by State Farm Corporate Interior Design
2.	Flooring, Carpet:
o	Location: As required for replacement where demising wall is constructed. Product to match existing adjacent carpet tile in type, color, and pattern. State Farm to approve selection.

3.	Rubber Cove Base:
o	Color to match existing adjacent cove base
o	Manufacturers:
▪	Johnsonite Traditional 4”, Mannington Premium Edge 4”, Roppe Pinnacle 4”
4.	Paint:
o	Walls to receive primer and two coats of low VOC – eggshell finish
o	Colors: To match existing adjacent wall surfaces. State Farm to approve selection.
o	Interior door frames (if applicable) – Low VOC – Satin finish
o	Manufacturers:
▪	Sherwin Williams, Benjamin Moore, PPG

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EXHIBIT E

[SITE PLAN IDENTIFYING LOCATION FOR GENERATOR]

See attached

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EXHIBIT E - GENERATOR LOCATION

DocuSign Envelope ID: 23C10165-D5FC-4EAE-AA63-952EB8BF5107

EXHIBIT ‘x’

SUB- TENANT GENERATOR PLACEMENT

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EXHIBIT F

INTENTIONALLY OMITTED

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EXHIBIT G

[SUBTENANT’S WORK]

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EXHIBIT G - SUBTENANT'S WORK

NOT IN SCOPE
THIRD FLOOR PLAN

GENERAL PLAN NOTES

Areas

Entire Suite	57,085 sf
Phase 1	
Lab	8,480 sf
Strg/Server/Mech	923 sf
Phase 2	
Lab	6,937 sf

Studio8
Architecture & Interiors

MTEM Lease New Floor Plan
Molecular R&D Lab and Office

Molecular Templates
Scale: As indicated

Page: P3
11.05.18

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EXHIBIT H

[PLAN IDENTIFYING LOCATION OF RESERVED PARKING SPACES]

See Attached

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EXHIBIT H

PARKING

EXHIBIT ‘x’

SUB- TENANT PARKING LOCATION

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EXHIBIT I

[PLAN IDENITIFYING MONUMENT SIGN]

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EXHIBIT I

PLAN IDENTIFYING MONUMENT SIGN

EXHIBIT ‘x’

MOUNMENT SIGNAGE

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EXHIBIT J

[Temporary Space Floor Plan]

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EXHIBIT J

TEMPORARY SPACE FLOOR PLAN

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EXHIBIT K

[Form of Recognition Agreement]